Exhibit 10.1

June 3, 2024

Ashley Ward
[address redacted]

Dear Ashley,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our team by making you this offer of employment. If you accept this offer, your title will be Vice President Corporate Controller with an anticipated start date of June 10, 2024. This position will be located at our Overland Park, Kansas location and will be reporting directly to me.

The Vice President Corporate Controller role is a full-time exempt position. Your annual gross starting base salary will be $250,000.

In addition to your base salary, you will be eligible to participate in CMP’s performance-based Management Annual Incentive Program (MAIP) with a target bonus equal to 30% of your base salary, prorated from your start date for the fiscal 2024 performance year.

You will also be eligible to participate in CMP’s Long Term Incentive Program (LTIP). For your position, the LTIP target is 40% of your base salary. You will begin to receive the full value of your LTIP award during the fiscal 2025 annual LTIP grant, in October 2024, where such awards will be granted in accordance with the plan in place at the time of grant.

We have provided you a benefit packet to familiarize you with benefits that are available to you and your family once you join CMP.

You will be eligible for four weeks (20 days) of paid vacation, annually, which will be prorated from your start date.

If you accept this role, you will also be required to sign a Restrictive Covenant Agreement, along with other standard employment documents applicable to other CMP employees.

This offer of employment is conditional upon the verification of a satisfactory background investigation and reference checks, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one which establishes employment eligibility. Examples of documents which show employment eligibility are a Social Security card or birth certificate; and examples of documents which show proof of identity are a driver’s license or other state-issued card, which contain a photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Please sign a copy of this letter, acknowledging your acceptance and anticipated employment date and return by June 10, 2024.

I look forward to you joining Compass Minerals.

Sincerely,

/s/ Jeff Cathey
Jeff Cathey
Chief Financial Officer
This document is not an employment contract. Employment is at will and can be separated by either party at any time. Please indicate your understanding and acceptance of the terms and conditions outlined in this letter and your acceptance of this employment offer by signing and dating this page where indicated below.

/s/ Ashley Ward	6/7/2024	Employment date: Anticipated June 17, 2024
Ashley Ward	Date

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